UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2009

WIFIMED HOLDINGS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49707	58-2412118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 RiverEdge Parkway Suite GL 100A Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 770-919-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 – Termination of a Material Definitive Agreement

On March 18, 2009, WiFiMed Holdings Company, Inc. (hereinafter, the “Company”) made an 8-K filing reporting under Item 3.02 that the Company had issued 5 million shares of the Company’s stock to Principal Capital Group, Inc. (“PCG”) pursuant to a March 13, 2009, amendment to an agreement between the Company and PCG that had originally been entered into on or about October 2, 2008.

On April 21, 2009, the Company sent notice to PCG that it was terminating its business relationship with PCG and was seeking, among other things, the return and/or cancellation of the 5 million shares given to PCG.

Item 8.01 – Other Events

On March 16, 2009, the President and CEO of the Company, Gregory D. Vacca, reported to the Company’s shareholders in a Pre 14C filing that that the Board of Directors (the “Board”) had approved an amendment to the Company’s Articles of Incorporation to change the Company’s name from “WIFIMed Holdings Company, Inc.” to “PROvisor Diversified Technologies Corp;” to cancel all classes of Preferred Stock; and to reverse the issued and outstanding common stock by a ratio of 250:1.  In the same PRE 14C filing, Mr. Vacca reported that the Board had resolved to elect to convert the Company to an investment company under sections 55-65 of the Investment Company Act of 1940 with the Securities and Exchange Commission and to treat the two current operating subsidiary companies (EncounterPRO Healthcare Resources, Inc. (“EncounterPRO”) and CyberMedx Medical Systems, Inc. (“CyberMedx”)) as portfolio companies and subsequently to spin off each of these portfolio companies as a one-time special dividend to the shareholders as new public companies.

On April 21, 2009, the Board rescinded, reversed and voided (1) its approval of the aforesaid amendments to the Company’s Articles of Incorporation and (2) its election to convert the Company to an investment company under sections 55-56 of the Investment Company Act of 1940.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 21, 2009

WiFiMed Holdings Company, Inc.

Registrant

By:	/s/ Kathleen J. St. John
Kathleen J. St. John Secretary